EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2022

ELK GROVE VILLAGE, Ill., March 22, 2022 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services (“EMS;” the “Company”), today reported revenues and earnings for the fiscal quarter ended January 31, 2022.

As previously reported, the Company closed the merger agreement with Wagz, Inc. (“Wagz”) on December 31, 2021. Prior to the closing of the transaction, the Company had an initial investment in Wagz, along with Convertible Secured Promissory Notes and Secured Promissory Notes issued by Wagz, for a total of $12.6 million. As per the merger agreement and just prior to the merger, all of these items converted to Wagz common stock. As per the U.S. GAAP accounting guidance, the Company's equity interest of Wagz common stock was remeasured to fair value of $6.3 million, resulting in a non-cash impairment charge of $6.3 million. The impairment charge was recorded on a separate line item in Statement of Operations during the current fiscal quarter.

Revenues increased $22.2 million, or 31 percent, to $93.7 million in the third quarter of fiscal 2022 from $71.5 million for the same quarter in the prior year. Net loss for the third quarter ended January 31, 2022 was $2.7 million, which includes the $6.3 million non-cash impairment charge previously mentioned, compared to net earnings of $0.2 million for the same period in the prior year. Basic and diluted loss per share for the quarter ended January 31, 2022, were both $0.58, compared to basic and diluted earnings per share were both $0.06 for the same quarter ended January 31, 2021.

For the nine months ended January 31, 2022, revenues increased $77.9 million, or 39 percent, to $279.6 million compared to $201.7 million for the same period in the prior year. Net income for the nine-month period ended January 31, 2022, was $9.2 million compared to a slight loss of $24,000 for the same period in the prior year. Basic and diluted income per share for the nine months ended January 31, 2022, were $2.08 and $1.97, respectively, compared to basic and diluted loss per share were both $0.01 for the nine months ended January 31, 2021.

Commenting on SigmaTron’s third quarter, fiscal 2022 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report another strong quarter in terms of revenue and operating results. This was especially pleasing as our third quarter has historically been somewhat slower than other quarters because of the holiday period. In addition, the third quarter results include one month of operations for Wagz which, as an emerging company, is currently running at a monthly loss, which is expected.  As mentioned above, it was determined that under U.S. GAAP guidance, we needed to record a non-cash impairment of the Wagz notes and investment in connection with our acquisition. The impairment essentially lowers the goodwill that we would have on the balance sheet going forward and because of the size of the impairment, can overshadow the continuing strong results for the Company.

“The non-cash impairment has no effect on our operations or on the status of Wagz. Ironically, the amount of the impairment is almost exactly equal to the one-time gain recorded in the first quarter for the forgiveness of the PPP Loan. Accordingly, the 9-month results could be viewed as reflecting the Company’s performance this year without either extraordinary event in the financial results. I also note that as a result of the Wagz merger, the Company’s outstanding shares increased by the number of shares issued to the Wagz stockholders (other than the Company). Starting with the third quarter results, the weighted average number of shares outstanding for each reported period will include those shares.

“Furthermore, the impairment does not affect the covenants under our Credit Agreement with J.P. Morgan Chase Bank, N.A., with whom we remain in good standing. In fact, I’m also pleased to report that on Thursday, March 17, 2022, we amended our Credit Agreement with the bank to increase our revolving line of credit to $60 million. We appreciate the bank’s support and confidence as the Company continues to grow.

“Regarding the continuing strong results, the status of the business remains little changed from our second quarter report. Our backlog remains strong. We have also added several new significant customers and several new programs with existing customers.  However, the electronic component supply chain remains challenging. Lead-times remain extended with some parts on allocation. Price increases occur with little to no notice. De-commits on shipping dates continue as well. In addition, the Russia/Ukraine war has added another layer of uncertainty to the supply chain. From our current perspective, we do not see any improvement in sight. With that said, all of our operations’ teams continue to navigate these uncharted and choppy waters and have managed to keep the factories busy with enough parts.

“Also, we remain excited about the prospects for Wagz and its sophisticated technology. In the short time since closing, several new significant opportunities have come to Wagz from potential customers.  Wagz has also updated its product roadmap and we believe Wagz will be going into calendar 2023 with the best in class pet collar and other linked products not far behind.

“In spite of the uncertainty that continues in the electronic component marketplace, we remain excited, optimistic and enthusiastic going forward.  The Company’s operating performance continues to be the best in its history and we do not see any weakening in sight. In fact, each quarter brings new opportunities to layer on to our existing business. Absent a significant slowdown of the economy, either in North America or globally, we believe that we are in a good position at this time.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the risks inherent in any merger, acquisition or business combination including the December 31, 2021 transaction with Wagz; the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 and variants which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion in Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2022	2020	2021	2020

Net sales	$93,682,451	$71,531,348	$279,638,499	$201,674,728

Cost of products sold	$81,257,305	$65,618,649	$245,853,289	$184,730,296

Gross profit	$12,425,146	$5,912,699	$33,785,210	$16,944,432

Selling and administrative expenses	$7,758,582	$5,212,629	$20,675,353	$15,693,893
Impairment of notes receivable and investment	$6,300,235	$-	$6,300,235	$-

Operating (loss) income	$(1,633,671)	$700,070	$6,809,622	$1,250,539

Gain on extinguishment of long-term debt	-	-	(6,282,973)	-
Other expense	$346,218	$476,712	$855,106	$1,078,880

(Loss) income before income tax	$(1,979,889)	$223,358	$12,237,489	$171,659

Income tax expense (benefit)	$744,408	$(25,910)	$3,014,865	$196,199

Net (loss) income	$(2,724,297)	$249,268	$9,222,624	$(24,540)

Net (loss) income per common share - basic	$(0.58)	$0.06	$2.08	$(0.01)

Net (loss) income per common share - assuming dilution	$(0.58)	$0.06	$1.97	$(0.01)

Weighted average number of common equivalent shares outstanding - assuming dilution	4,729,619	4,310,290	4,682,598	4,255,334

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2022	2021

Assets:

Current assets	$205,315,800	$141,553,863

Machinery and equipment-net	36,403,379	34,186,918

Deferred income taxes	677,699	1,647,143
Intangibles	12,625,429	1,996,749
Goodwill	11,990,361	-
Other assets	12,626,018	14,788,734

Total assets	$279,638,686	$194,173,407

Liabilities and stockholders' equity:

Current liabilities	$127,526,794	$85,315,249

Long-term obligations	65,012,823	48,309,097

Stockholders' equity	87,099,069	60,549,061

Total liabilities and stockholders' equity	$279,638,686	$194,173,407